UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2009
COLEMAN CABLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33337	36-4410887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1530 Shields Drive, Waukegan, IL (Address of principal executive offices)		60085 (Zip Code)
(847) 672-2300
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
Coleman Cable Inc. (the “Company”) is engaged in discussions with the members of its bank group with respect to amending the Company’s credit agreement to permit the Company to repurchase, if and when price and quantity are appropriate in the discretion of the Company, a portion of its outstanding 9 7/8% Senior Notes due 2012 (“Senior Notes”). The Company also may enter into discussions and possibly agreements with certain bondholders regarding the sale of bonds to the Company subject to the negotiation and execution of the amendment to its credit agreement discussed above. The Company is seeking the approval of its lenders to spend up to approximately $40 million to purchase Senior Notes. On May 18, 2009, the Company entered into an agreement, conditioned on the approval of its lenders, to purchase for $7.5 million certain Senior Notes at a substantial discount to their par value. Purchases of Senior Notes, if any, may be funded with available cash and borrowings under the Company’s credit agreement. There can be no assurance that the Company will reach an agreement to amend its credit agreement or that it will be able to purchase any of its Senior Notes at acceptable prices.
The information furnished under Item 7.01 of this Current Report on Form 8-K, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLEMAN CABLE, INC.

Date: May 18, 2009	By:	/s/ Richard N. Burger

		Name:	Richard N. Burger
		Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer